Exhibit 10.22

* Certain confidential information contained in this document,

marked by brackets, has been omitted and filed separately

with the Securities and Exchange Commission pursuant to

Rule 406 of the Securities Act of 1933, as amended.

Extab Corporation

(Registered number 4519307)

Corporation Trust Centre, 1209 Orange Street,

Wilmington, Delaware 19801

Sopharma AD

16 Iliensko Shosse Str,

1220 Sofia, Bulgaria

Attn: Chairman & CEO Mr. Ognian Donev

Fax No. + 359 2 936 02 86

14 May 2015

Dear Sirs,

Variation of contract

We refer to the Exclusive License Agreement between you and us dated 26 May 2009 (the “Agreement”), a copy of which is attached to the Schedule to this latter agreement (the “Variation”).

For the consideration of £1, we wish to amend the Agreement as set out in this Variation with effect from 14 May 2015 (the “Variation Date”).

Expressions defined in the Agreement and used In this Variation have the meaning set out in the Agreement.

The Agreement is amended as follows:

1.	The definition “Sopharma territory” shall tie added:

“Sopharma territory”: means Albania, Algeria, Armenia, Austria, Azerbaijan, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Finland, Georgia, Hungary, Kazakhstan, Kosovo, Kyrgyzstan, Latvia, Lithuania, Libya, Macedonia, Moldova, Mongolia, Norway, Poland, Romania, Russia, Serbia, Slovakia, Sweden, Tajikistan, Tunisia, Turkey Turkmenistan, Ukraine, Uzbekistan and Vietnam, Iran and Afghanistan;

2.	The last line in the second paragraph in Section 2.1 shall be deleted and replaced in its entirety with:

“exclusive supply agreement between the Parties dated 1 February 2010 (“Supply Agreement”).

The remainder of Section 2.1 shall remain unchanged.

3.	Section 3 2 (a) shall be deleted and replaced in its entirety with:

“Extab shall pay to Sopharma without set-off or counterclaim (save as otherwise permitted by this Agreement) a royalty of […***…]% on Net Sales of Active Agent Product sold by Extab, its Affiliates or sublicensees and their Affiliates in the Extab Territory throughout the Term.”

*Confidential Treatment Requested

The remainder of Section 3.2 shall remain unchanged.

4.	Section 9.1 shall be deleted and replaced in its entirety with:

“Term, Unless earlier terminated under this Section 9, the term of this Agreement shall begin on the Effective Date of this Agreement and shall remain in force for a period of 20 years from the Effective Date (“Term”) and may be extended by mutual agreement of the Parties.”

5.	Section 9.3 (a) shall be deleted in its entirety and Section 9.2 (b) shall become Section 9.2.

6.	Section 9.4 shall be deleted and replaced in its entirety with:

“Each Party shall have the right to terminate this Agreement upon written notice to the other Party;

a.	immediately upon such notice if an Insolvency Event of the other Party; or

b.	if the ether Party commits a material breach of this Agreement, and does not remedy such breach within 180 days of notice of such breach.”

All other terms of the Agreement shall remain unchanged and in force.

Please sign and return the enclosed copy of this letter to acknowledge your agreement to this Variation.

Yours faithfully,

/s/ Extab Corporation for and on behalf of EXTAB CORPORATION

We agree to the variation of the Agreement with effect from the Variation Date on the terms set out above.

Signed /s/ Sopharma AD for and on behalf SOPHARMA AD

Date 5/14/15

*Confidential Treatment Requested

Schedule

The Agreement

*Confidential Treatment Requested

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